Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
COWTOWN PIPELINE FUNDING, INC.
Pursuant to Section 242 of the Delaware General Corporation Law
Cowtown Pipeline Funding, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

FIRST:
The Certificate of Incorporation of the corporation is hereby amended by striking out Article Four thereof in its entirety and by substituting in place of said Article Four a new Article Four reading in its entirety as follows:

ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is 1,000 of the par value of one dollar ($1.00) each. Such shares are designated as common stock and possess identical rights and privileges in every respect.

SECOND:
The amendment herein certified shall become effective upon filing on the date this Certificate is filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law. Upon the effectiveness of this amendment, each 1,000 outstanding shares of the corporation's common stock, par value $.001 per share, shall be combined into one share of the corporation's common stock, $1.00 par value per share.

THIRD:
When the amendment herein certified becomes effective, the aggregate amount of capital represented by all issued shares immediately after the amendment will not be less than the aggregate amount of capital represented by all issued shares immediately before the amendment and, therefore, the capital of the corporation will not be reduced under or by reason of the amendment.

FOURTH:
When the amendment herein certified becomes effective, notice shall be given to the corporation's stockholders of record at the effective date of the amendment to surrender their certificates of shares to the Secretary of the corporation for cancellation and reissuance in accordance with the terms and provisions of the amendment.

FIFTH:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, Cowtown Pipeline Funding, Inc., has caused this certificate to be signed by John C. Cirone, its Vice President, General Counsel and Secretary, this 21st day of February, 2005.

COWTOWN PIPELINE FUNDING, INC.
By:	/s/ John C. Cirone
John C. Cirone
Vice President, General Counsel and Secretary

CERTIFICATE OF INCORPORATION
OF
COWTOWN PIPELINE FUNDING, INC.
ARTICLE ONE
Thy name of the corporation is Cowtown Pipeline Funding, Inc.
ARTICLE TWO
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 of the par value of one tenth of one cent ($0.001) each. Such shares are designated as common stock and possess identical rights and privileges in every respect.
ARTICLE FIVE
The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Glenn Darden	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
Thomas F. Darden	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
Bill Lamkin	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
ARTICLE SIX
The corporation is to have a perpetual existence.

ARTICLE SEVEN
In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
To make, alter or repeal the bylaws of the corporation.
ARTICLE EIGHT
Elections of directors need not be by written ballot unless the bylaws of the corporation shall provide.
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
ARTICLE NINE
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE TEN
A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
ARTICLE ELEVEN
To the fullest extent permitted by law, the corporation shall have the right to indemnify any officer or director as set forth in the bylaws of the corporation, pursuant to Section 145 of the Delaware General Corporation Law.

ARTICLE TWELVE
The name and mailing address of the incorporator is as follow:

NAME	MAILING ADDRESS
Whitney L. Cardwell	Cantey & Hanger, L.L.P. Burnett Plaza, Suite 2100 801 Cherry Street, Unit #2 Fort Worth, Texas 76102
THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of July, 2004.

/s/ Whitney L. Cardwell
Whitney L. Cardwell, Incorporator

3